EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sirona Dental Systems, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Sirona Dental Systems, Inc. (f/k/a Schick Technologies, Inc.) of our reports dated December 4, 2008, with respect to the consolidated balance sheets of Sirona Dental Systems, Inc. and subsidiaries as of September 30, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2008 and the effectiveness of internal control over financial reporting as of September 30, 2008, which reports appear in the September 30, 2008 annual report on Form 10-K of Sirona Dental Systems, Inc., filed with the Securities and Exchange Commission on December 4, 2008. Our reports state that the financial information for the periods after the acquisition of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH described in notes 2 and 5 to the consolidated financial statements is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

KPMG AG Wirtschaftsprüfungsgesellschaft

Frankfurt, Germany

February 26, 2009